UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 5, 2006

ANTARES PHARMA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-20945	41-1350192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 Eagleview Boulevard, Suite 414, Exton, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 458-6200

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 5, 2006, the American Stock Exchange (“AMEX”) sent a letter to Antares Pharma, Inc., advising it that, based upon discussions with representatives of Antares and review by AMEX of publicly available information and AMEX listing records, Antares issued certain shares of its common stock without complying with Section 301 of the AMEX Company Guide, which states, in part, that Antares is not permitted to issue additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from AMEX that the securities have been approved for listing.

Specifically, on November 23, 2005, Antares issued 400,000 shares of its common stock in connection with its stock purchase agreement and license agreement with an affiliate of Teva Pharmaceutical Industries Ltd, without first obtaining AMEX’s approval for such issuance. Antares has now filed the applicable AMEX listing application with respect to the shares of common stock in question and, upon approval by AMEX of the listing of such shares, expects that it will be in compliance with AMEX Company Guide Section 301. Furthermore, Antares has revised its standard operating procedures in order to ensure that future issuances of common stock are in compliance with AMEX Company Guide Section 301.

AMEX has determined not to apply at this time continued listing evaluation and follow-up procedures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2006	By	/s/ LAWRENCE M. CHRISTIAN
Lawrence M. Christian
	Its	Chief Financial Officer